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                                                                   EXHIBIT 10.20

           FIRST AMENDMENT TO LEASE AND CONSENT TO ASSIGNMENT OF LEASE

This First Amendment to Lease and Consent to Assignment of Lease ("Agreement") is made to be effective this 3rd day of October, 1994 (the "Effective Date") by and between REISUNG ENTERPRISES, INC., a California corporation ("Landlord") and EXOTIC MATERIALS, INC., a California corporation ("Tenant").

                                    RECITALS

         This Agreement is made with reference to the following facts:

         A. Landlord and Tenant entered into that certain written Building Lease Agreement (the "Lease") dated October 25, 1991 pursuant to which Tenant leased from Landlord that certain parcel of land and that certain building consisting of approximately Sixty Thousand (60,000) square feet of space commonly known as 36570 Briggs Road, Murrieta, California.

         B. Vinten Holdings, Inc., ("Vinten"), a California corporation and then parent of Tenant, entered into a Stock Purchase Agreement dated June 30, 1993, with Dick Sharman, Robert N. Haro, and Robert P. Perkins, as individuals (the "Shareholders") for the purchase by the Shareholders of all of the when outstanding capital stock of Tenant.

         C. Pursuant to the certain Assignment Agreement dated July 2, 1993, the Shareholders assigned and transferred all of their obligations, rights, title and interest in, to and under the Stock Purchase Agreement to EMI Acquisition Corporation ("EMI"), a California corporation ("EMI").

         D. As of June 9, 1993 (the measurement date under the Stock Purchase Agreement), Tenant owed Vinten and its affiliates Three Million Four Hundred Sixty One Thousand Two Hundred Fifty Dollars ($3,461,250). On August 11, 1993, Vinten contributed to the capital of Tenant One Million Four hundred Sixty One Thousand Two Hundred Fifty Dollars ($1,461,250) by cancellation of the same amount of indebtedness owed by Tenant to Vinten. Also on August 11, 1993, Tenant issued that certain Promissory Note (the "Note") dated August 11, 1993, for the sum of Two Million Dollars ($2,000,000) in favor of Vinten Group US Holdings, Inc., a Delaware corporation (the "Holder") in satisfaction of all remaining amounts owed by Tenant to Vinten and its affiliates. Among other things, the Note requires Tenant to pay to Holder the sum of 75% of Tenant's net earnings for the prior fiscal year.

         E. Pursuant to the terms of the Stock Purchase Agreement and Assignment Agreement, on August 12, 1993, EMI acquired all of the outstanding capital stock of Tenant (the "Transaction").

         F. Pursuant to section 14.2, Tenant may not transfer, assign, sublet, mortgage or otherwise hypothecate the Lease or Tenant's interest in and to the Premises without first obtaining Landlord's consent thereto. Pursuant to section
14.2.2 Landlord, in determining


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whether to consent to a proposed transfer, may consider, among other things, the financial capacity of the proposed transferee to perform its obligations under the Lease.

         G. Pursuant to section 14.2, the Transaction set forth above is an "assignment" or "transfer" of the Lease by Tenant. Tenant has heretofore failed to obtain the consent of Landlord to the Transaction set forth above. Landlord and Tenant disagree as to whether or not the financial capacity of the proposed transferee is less than or greater than that of the Tenant prior to the Transaction.

         H. Tenant hereby seeks Landlord's consent and approval to the Transaction and Landlord is willing to consent to the Transaction of the terms and conditions set forth in this Agreement including, without limitation, the condition that Tenant assigns its interest in the Lease to EMI.

         I. As consideration for landlord's granting of consent, Landlord and Tenant also agree to amend the Lease on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, including, without limitation, Landlord's agreement to not reasonably withhold its consent to the Transaction, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Landlord hereby grants its consent to the Transaction set forth above conditional upon the satisfaction of the following express terms and conditions:

         1. Line of Credit: Tenant shall use its best efforts to develop and maintain a line of credit for the benefit of Tenant, shall provide to Landlord copies of any written financing proposal or commitment that Tenant receives from any proposed working capital lender, and shall otherwise keep Landlord advised of the progress of such efforts.

         2. Holder Agreement: Tenant has obtained the written agreement of the Holder that the granting of the security deposit pursuant to this Agreement is not a violation of the terms, conditions or covenants of the Note and that any amount held as security by Landlord under the terms hereof shall be applied to any amounts owing or due Landlord under the Lease and that Holder shall have no claims to said funds.

         3. Assignment of Lease to EMI: Tenant shall assign all of its right, title and interest in and to the Lease to EMI. Landlord hereby consents to such assignment and further sublease of the Premises by EMI to Tenant on the terms and conditions specified in Attachment A, provided that EMI shall not be released from it liabilities and obligations under the Lease by reason of such sublease.

         4. Amendment to Lease: The terms of the Lease shall be amended as follows:

                  (a) Security Deposit: Tenant shall provide to landlord a security deposit in the sum of Forty Thousand Dollars ($40,000) in cash (or alternatively at Tenant's election in the


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form of a Letter of Credit for the benefit of Landlord, in form and substance reasonably acceptable to Landlord). If Tenant elects to provide a cash security deposit and any portion of such security deposit is used by Landlord, Tenant shall, within five (5) days after written demand therefor by Landlord, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount. If Tenant elects to provide the security deposit in the form of a Letter of Credit and Landlord draws on such Letter of Credit, Tenant, for each such draw, shall open a new Letter of Credit within five (5) days after written demand therefor by Landlord, for the benefit of Landlord, in form and substance reasonably acceptable to Landlord, and in the sum which is in like amount of each said draw. Tenant shall renew each and every such letter of Credit on or before the day that is thirty (30) days prior to the day that such Letter of Credit expires. If Tenant fails to so renew such Letter of Credit, Landlord may draw on each and every Letter of Credit opened by Tenant in accordance herewith in the sum of any theretofore undrawn amounts.

         (b) Financial Statements: within forth-five (45) days following the end of each of Tenant's first fiscal quarters, Tenant shall provide to Landlord quarterly financial statements, including, without limitation, a balance sheet as of the quarter end, and statements of operations and cash flow for the quarter and year-to-date period then ended, all prepared in accordance with generally accepted accounting principles. Within ninety (90) days of the end of each of Tenant's fiscal years, Tenant shall provide to landlord annual financial statements of the Tenant including, without limitation, a balance sheet as of the end of the fiscal year and statements of operation and cash flows for the fiscal year, all prepared in accordance with generally accepted accounting principles and accompanied by the report of the firm of independent auditors of the Tenant if the Tenant engages such a firm. Tenant hereby represents to Landlord that all said financial statements are and will be true, correct and complete in all material respects.

         (c) Accounts Receivable Aging: Tenant has provided to Landlord an aging of Tenant's accounts receivable as of the fiscal month end immediately preceding the execution of this Agreement. Tenant hereby represent that such aging is inclusive of all present accounts receivable only and that it is true, and complete in all material respects as of such date.

         (d) Cost and Expenses: In accordance with section 14.2 of the Lease, Tenant shall pay to Landlord, as additional rent, the costs and expenses incurred by Landlord in connection with the Agreement, and the associated Ground Lease Agreement, the sum of Four Thousand Five Hundred Twenty-Nine Dollars ($4,529). Such amount includes all costs an expenses of landlord payable by Tenant pursuant to section 14.2 of the Lease and includes, without limitation, the costs and expenses of Wilson, Sonsini, Goodrich & Rosati and that of Kenneth
A. Corum of Financial Management Systems. Tenant shall pay such sum upon the execution of this Agreement and the Landlord hereby acknowledges receipt thereof.

         5. No Further Assignment: This consent is not assignable, nor shall this consent be a consent to any further amendment, modification, extension of renewal of the Lease or to any other sublease or assignment of the Lease.


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         6. No Other Modifications: Other than the terms herein specifically amended, all terms and conditions of the Lease remain in full force and effect without modification.

         7. No Waiver. Landlord's consent to the Transaction shall not in any manner waive any right Landlord may now or hereafter have under the Lease or otherwise with respect to the Property, except as expressly herein provided.



TENANT:                                          LANDLORD:

EXOTIC MATERIALS, INC.                           REISUNG ENTERPRISES, INC.


/s/ DICK SHERMAN                                 /s/ KENNETH A. CORVIN
-------------------------------                  -------------------------------
By:  Dick Sherman                                By:  Kenneth A. Corvin
Its: President                                   Its:

Date: September 26, 1994                         Date: October 10, 1994


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                       ASSIGNMENT AND ASSUMPTION OF LEASE



THIS ASSIGNMENT AN ASSUMPTION OF LEASE is made between EXOTIC MATERIALS, INC., a California corporation ("ASSIGNOR") and EMI ACQUISITION CORP., a California corporation ("ASSIGNEE").

1. Recitals. This Assignment and Assumption of Lease is made with reference to the following facts:

         A. Reisung Enterprises, Inc., ("Landlord") and Assignor entered into a written lease dated October 25, 1991, as amended concurrently herewith (the "Lease") with respect to those premises commonly known as 36570 Briggs Road, Murrieta, California (the "Premises").

         B. Assignor desires to assign all of its right title and interest in the Lease to Assignee; and Assignee desires to assume all of Assignor's rights and obligations under the Lease.

2. Assignment. Assignor does hereby grant, transfer, assign and set over to Assignee all of the Assignor's right, title and interest of whatsoever nature or kind in and to the Lease.

3. Acceptance and Assumption. Assignee hereby accepts the foregoing assignment of the Lease and assumes the rights and obligations of Assignor under the lease which accrue or accrued on and after October 3, 1994. Assignee hereby expressly assumes and agrees to perform and fulfill all the terms and obligations to be performed by the tenant under the Lease.

4. Successors. This assignment shall be binding upon and inure to the benefit of the parties and their successors.



ASSIGNEE:                                        ASSIGNOR:

EMI ACQUISITION CORP.,                           EXOTIC MATERIALS, INC.,
a California corporation                         a California corporation

/s/ DICK SHERMAN                                 /s/ KENNETH A. CORVIN
-------------------------------                  -------------------------------
By:  Dick Sherman                                By:  Kenneth A. Corvin
Its: President                                   Its: President


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                                     EXHIBIT



Drafts are to be accompanied only by a written statement, signed by an officer or director of Beneficiary, stating either of the following:

         "The amount represented by the draft accompanying this statement is the amount required to be paid to Beneficiary on account of the default of the tenant under that certain Building Lease Agreement and amendments thereto dated October 25, 1991 by and between Beneficiary, as landlord, and Applicant, as the tenant/assignee"; or

         "The amount represented by the draft accompanying this statement is the amount required to be paid to Beneficiary on account of the failure of the tenant to renew a Letter of Credit in favor of Beneficiary required to be renewed under that certain Building Lease Agreement and amendments thereto dated October 25, 1991 by and between Beneficiary, as landlord, and Applicant, as the tenant/assignee."